Pruco Life Insurance Company

                                                            No.________________

A Supplement to the Life Insurance Application for a variable contract in which __________________ is named as the proposed Insured.

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I BELIEVE THIS CONTRACT MEETS MY INSURANCE NEEDS AND FINANCIAL OBJECTIVES. I
ACKNOWLEDGE RECEIPT OF A CURRENT PROSPECTUS FOR THE CONTRACT. I UNDERSTAND THAT THE CONTRACT'S VALUE AND DEATH BENEFIT MAY VARY DEPENDING ON THE CONTRACT'S INVESTMENT EXPERIENCE, BUT THE INSURANCE AMOUNT WILL NEVER BE LESS THAN THE FACE
AMOUNT AS LONG AS THE POLICY IS IN FORCE........................................
 ...................................................................YES[_] NO[_]

Date______________________           Signature of Applicant____________________


                                     II-15